Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves (212) 827-4444 robert.grieves@ace-ina.com

BRIAN DUPERREAULT STEPS DOWN FROM ACE LIMITED BOARD;

COMPANY THANKS AND WISHES HIM WELL

AS NEW CEO OF MARSH & MCLENNAN

HAMILTON, Bermuda – January 30, 2008 – ACE Limited (NYSE: ACE) announced today that Brian Duperreault, former chairman and chief executive officer, has stepped down from the ACE Limited Board of Directors as a result of his appointment as chief executive officer of Marsh & McLennan Companies, Inc.

“We wish Brian all the best on his new assignment leading the Marsh & McLennan organization,” said Evan G. Greenberg, Chairman & Chief Executive Officer of ACE Limited. “Marsh & McLennan is a great global franchise and an important presence in our industry. We have every confidence that Brian will provide the same exceptional leadership to Marsh & McLennan that he gave to ACE for so many years and for which we will always be grateful. We look forward to working with Brian and all of his new colleagues.”

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

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